Exhibit 99.1

FOR IMMEDIATE RELEASE

Inergy, L.P. Announces

Pricing and Completion of Sale of 1,300,000 Common Units

Kansas City, MO (August 30, 2004) – Inergy, L.P. (Nasdaq:NRGY) announced today that it has sold 1,300,000 common units to Tortoise Energy Infrastructure Corporation (NYSE:TYG) in a privately negotiated transaction. The offering price was based on Inergy’s five day volume weighted average trading price of $24.66 for the five days ended August 27, 2004, and net proceeds were approximately $30.0 million after costs. The Partnership used the net proceeds to repay indebtedness under its revolving credit facility.

“This transaction with Tortoise represents an attractive new long-term capital source available to MLPs with superior track-records and growth potential,” said John Sherman, Inergy’s President and CEO. “Inergy will deploy this capital to further pursue our objective of providing industry-leading growth in cash earnings and distributions on behalf of our unitholders.”

The offering was made under Inergy’s existing shelf registration statement and more information relating to this transaction can be found in the prospectus supplement filed with the Securities and Exchange Commission. This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein.

Inergy, L.P. - headquartered in Kansas City, Missouri - is among the fastest growing Master Limited Partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves nearly 275,000 retail customers from approximately 150 customer service centers throughout the eastern half of the United States. The company also operates a growing supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Corporate news, unit prices and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s web site, www.InergyPropane.com. For more information contact Inergy’s Investor Relations department at 816-842-8181 or investorrelations@inergyservices.com.

Tortoise Energy Infrastructure Corporation owns a portfolio of strategically selected investments in the energy infrastructure sector. The investments are generally in the form of limited partnership interests in MLPs. Tortoise Energy’s goal is to provide its stockholders with a high level of total return with an emphasis on dividends. For more complete information about Tortoise Energy, visit the company’s Web site at www.tortoiseenergy.com or contact Tortoise Energy’s Investor Relations Department at (913) 981-1020.

This news release contains forward-looking statements, which are statements that are not historical in nature such as the expectation that we can continue to attract capital, deploy capital, and the commitment to growth through acquisition on behalf of our unitholders. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, our ability to generate available cash for distribution to unitholders, the costs and effects of legal and administrative proceedings against us or which may be brought against us, and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

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